Exhibit 99.1

Silverback Therapeutics Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Seattle, WA, December 8, 2020 – Silverback Therapeutics, Inc. (Nasdaq: SBTX) (“Silverback”), a clinical-stage biopharmaceutical company leveraging its proprietary ImmunoTAC technology platform to develop systemically delivered, tissue targeted therapeutics for the treatment of cancer, chronic viral infections, and other serious diseases, today announced the closing of its previously announced initial public offering of 13,225,000 shares of its common stock, which includes 1,725,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $21.00 per share. Including the option exercise, the aggregate gross proceeds to Silverback from the offering were approximately $277.7 million, before deducting the underwriting discounts and commissions and offering expenses. The shares began trading on the Nasdaq Global Market on December 4, 2020, under the ticker symbol “SBTX.”

Goldman Sachs & Co. LLC, SVB Leerink and Stifel acted as joint book-running managers for the offering. H.C. Wainwright & Co. acted as the lead manager for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission (SEC) and became effective on December 3, 2020. Copies of the registration statements can be accessed through the SEC’s website at www.sec.gov. This offering was made only by means of a written prospectus, forming a part of the effective registration statement. Copies of the final prospectus relating to the initial public offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Contact:

Steve E. Kunszabo

Canale Communications

(619) 849-5392

steve.kunszabo@canalecomm.com